EXHIBIT 23(d)

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Manhattan Bagel Company, Inc.
246 Industrial Way West
Eatontown, NJ 07724

Gentlemen:

            We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-0000) pertaining to the Manhattan Bagel Company, Inc. 1996 Stock Option Plan, of our report dated February 2, 1996 with respect to the financial statements for the years ended December 31, 1995 and 1994 of Specialty Bakeries, Inc., included in the Current Report on Form 8-K dated May 23, 1996, as amended, of Manhattan Bagel Company, Inc., filed with the Securities and Exchange Commission.


                                 /s/ Rainer & Company

                                     Rainer & Company


Newton Square, Pennsylvania
October 31, 1996